Exhibit 99.1

Regional Management Corp. Announces Third Quarter 2020 Results

-   Net income of $11.2 million and diluted earnings per share of $1.01   -

-   Net finance receivables growth of $36.9 million quarter-over-quarter   -

-   Stable 30+ day contractual delinquencies of 4.7% as of September 30, 2020   -

-   Initiates quarterly dividend of $0.20 per share and
authorizes $30 million share repurchase program   -

Greenville, South Carolina – October 29, 2020 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the third quarter ended September 30, 2020.

“I am delighted with our third quarter performance, which is a validation of our sustainable operating model, our team’s ability to execute in a challenging environment, and the fundamental resilience of our customers,” said Robert W. Beck, President and Chief Executive Officer of Regional Management Corp. “Our omni-channel strategy, including our implementation of remote loan closings, enabled us to grow our loan portfolio by $37 million in the third quarter despite macroeconomic headwinds. We accomplished this growth while continuing to maintain our underwriting standards and our portfolio’s stable credit profile.”

“Thanks in part to solid execution on our most recent securitization transaction in September, we also continue to maintain ample liquidity, including $208 million of immediately available liquidity as of October 23, 2020, which positions us well to withstand any additional economic challenges,” added Mr. Beck. “To that end, based on our consistently strong performance, liquidity profile, excess capital, and confidence in our future prospects, we are very pleased that our Board of Directors has authorized a new $30 million share repurchase program and initiated a quarterly dividend of $0.20 per common share beginning in the fourth quarter of 2020. We are confident in our business model’s ability to generate excess capital to return to our shareholders on a regular basis. The recurring dividend and repurchase programs allow us to return significant value to our shareholders, while retaining ample capital to continue our investment in omni-channel and digital initiatives that will expand our market share and generate sustainable long-term profitable growth.”

Third Quarter 2020 Highlights

•

Net income for the third quarter of 2020 was $11.2 million and diluted earnings per share was $1.01, compared to net income of $12.6 million and diluted earnings per share of $1.08 in the prior-year period.

•	Net finance receivables as of September 30, 2020 were $1.1 billion, an increase of 3.6%, or $36.9 million, from June 30, 2020, and a decrease of 0.7%, or $7.5 million, from the prior-year period.

-	Total core small and large loan net finance receivables increased $9.8 million, or 0.9%, compared to the prior-year period.

-

Large loan net finance receivables of $655.9 million increased $80.9 million, or 14.1%, from the prior-year period and represented 61.9% of the total loan portfolio. Small loan net finance receivables were $382.8 million, a decrease of 15.7% from the prior-year period.

•	Total revenue for the third quarter of 2020 was $90.5 million, a decrease of $1.2 million, or 1.3%, from the prior-year period.

-

Interest and fee income decreased $1.8 million, or 2.1%, primarily attributable to the intended product mix shift toward large loans and the portfolio composition shift toward higher credit quality customers with slightly lower interest rates due to enhanced credit standards during the pandemic.

-	Insurance income, net increased $1.8 million, or 34.9%, driven by an increase in premium revenue and a decrease in non-file insurance claims expense.

•

Provision for credit losses for the third quarter of 2020 was $22.1 million, a decrease of $2.4 million, or 9.9%, from the prior-year period. The provision for credit losses includes a release in the allowance for credit losses of $1.5 million related to the expected economic impact of the COVID-19 pandemic and a $3.5 million incremental build in reserves related to portfolio growth.

-

Allowance for credit losses was $144.0 million as of September 30, 2020, including a $31.9 million allowance for credit losses associated with COVID-19. The company’s macroeconomic model assumes elevated unemployment in 2020 with a gradual decline to 9% by the end of 2021.

•	Annualized net credit losses as a percentage of average net finance receivables for the third quarter of 2020 were 7.8%, a 30 basis point improvement compared to 8.1% in the prior-year period.

•

30+ day contractual delinquencies as of September 30, 2020 totaled $49.9 million, or 4.7% of net finance receivables, compared to 6.5% in the prior-year period. As of September 30, 2020, approximately 40% of the company’s total portfolio had been originated since April 2020, the vast majority of which was subject to enhanced credit standards deployed following the outset of the pandemic.

•	In September 2020, 2.1% of customer accounts were renewed or deferred under internal borrower assistance programs, which is lower than the average of 2.2% over the 12 months preceding the pandemic.

•

General and administrative expenses for the third quarter of 2020 were $43.8 million, an increase of $3.6 million, or 8.9%, from the prior-year period. The year-over-year increase in expenses was primarily due to the following:

-

$0.8 million of non-operating severance expense to adjust the company’s workforce and reposition the business for future growth; the savings will be used to fund the company’s omni-channel and digital investments.

-	$0.9 million less in deferred loan origination costs, which increased personnel expense from the prior-year period.

-	$0.9 million in additional marketing expense to support growth initiatives.

-	$0.8 million of incremental costs related to net new branches that opened since the prior-year period.

•

The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) for the third quarter of 2020 was 17.0%, an increase of 150 basis points compared to the prior-year period. The expenses identified above impacted the operating expense ratio by 130 basis points in the third quarter of 2020 compared to the prior-year period.

•	In September 2020, the company closed its fourth asset-backed securitization, a $180 million note issuance with a weighted-average coupon of 2.85%.

•

As of September 30, 2020, the company had total unused capacity on its revolving credit facilities of $507 million, subject to the borrowing base, and available liquidity of $193 million, including unrestricted cash on hand and immediate availability to draw down cash from its revolving credit facilities.

Quarterly Dividend and Share Repurchase Program

Regional’s Board of Directors has approved the initiation of a quarterly dividend of $0.20 per common share. The initial dividend will be paid on December 4, 2020 to shareholders of record as of the close of business on November 17, 2020. The declaration and payment of any future dividend will be subject to the discretion of Regional’s Board of Directors and will depend on a variety of factors, including the company’s financial condition and results of operations.

Regional’s Board of Directors has also authorized a new share repurchase program allowing for the repurchase of up to $30 million of its outstanding common stock. The authorization is effective immediately and will continue through October 22, 2022.

Stock repurchases under the share repurchase program may be made in the open market at prevailing market prices, through privately negotiated transactions, or through other structures in accordance with applicable federal securities laws, at times and in amounts as management deems appropriate. The timing and the amount of any common stock repurchases will be determined by the company’s management based on its evaluation of market conditions, the company’s liquidity needs, legal and contractual requirements and restrictions (including covenants in the company’s credit agreements), share price, and other factors. Repurchases of common stock may be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when the company might otherwise be precluded from doing so under insider trading laws. The repurchase program does not obligate the company to purchase any particular number of shares and may be suspended, modified, or discontinued at any time without prior notice.

Liquidity and Capital Resources

As of September 30, 2020, the company had net finance receivables of $1.1 billion and outstanding long-term debt of $700.1 million ($698.3 million of outstanding debt and $1.8 million of interest payable), consisting of:

•	$228.5 million on its $640.0 million senior revolving credit facility,
•	$31.0 million on its $125.0 million revolving warehouse credit facility, and
•	$440.6 million through its asset-backed securitizations.

The company’s unused capacity on its revolving credit facilities (subject to the borrowing base) was $507 million, or 66.2%, as of September 30, 2020.

The company had a funded debt-to-equity ratio of 2.6 to 1.0 and a stockholders’ equity ratio of 26.3%, each as of September 30, 2020. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 2.7 to 1.0, as of September 30, 2020. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Branch Network

As of September 30, 2020, the company’s branch network consisted of 368 locations. During the fourth quarter of 2020, subject to the changing economic environment, the company plans to open one de novo branch.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” in 368 branch locations across 11 states in the Southeastern, Southwestern, Mid-Atlantic, and Midwestern United States, as of September 30, 2020. Most of its loan products are secured, and each is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally-managed direct mail campaigns, digital partners, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; the impact of the recent outbreak of a novel coronavirus (COVID-19), including on Regional Management’s access to liquidity and the credit risk of Regional Management’s finance receivable portfolio; risks associated with Regional Management’s ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support its operations and initiatives; risks associated with Regional Management’s loan origination and servicing software system, including the risk of prolonged system outages; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including credit risk, repayment risk, and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; risks associated with the implementation of new underwriting models and processes, including as to the effectiveness of new custom scorecards; risks relating to Regional Management’s asset-backed securitization transactions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; changes in accounting standards, rules, and interpretations, and the failure of related assumptions and estimates, including those associated with the implementation of current expected credit loss (CECL) accounting; the impact of changes in tax laws, guidance, and interpretations; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the timing and amount of future cash dividend payments; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. The COVID-19 pandemic may also magnify many of these risks and uncertainties.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations
Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	3Q 20	3Q 19	$	%	YTD 20	YTD 19	$	%
Revenue
Interest and fee income	$81,306	$83,089	$(1,783)	(2.1)%	$248,370	$233,385	$14,985	6.4%
Insurance income, net	6,861	5,087	1,774	34.9%	20,460	14,266	6,194	43.4%
Other income	2,371	3,531	(1,160)	(32.9)%	7,632	10,078	(2,446)	(24.3)%
Total revenue	90,538	91,707	(1,169)	(1.3)%	276,462	257,729	18,733	7.3%

Expenses
Provision for credit losses	22,089	24,515	2,426	9.9%	99,110	73,572	(25,538)	(34.7)%

Personnel	26,207	23,791	(2,416)	(10.2)%	82,581	68,695	(13,886)	(20.2)%
Occupancy	6,851	6,367	(484)	(7.6)%	18,875	18,742	(133)	(0.7)%
Marketing	3,249	2,397	(852)	(35.5)%	6,373	6,309	(64)	(1.0)%
Other	7,447	7,612	165	2.2%	23,693	22,347	(1,346)	(6.0)%
Total general and administrative	43,754	40,167	(3,587)	(8.9)%	131,522	116,093	(15,429)	(13.3)%

Interest expense	9,300	10,348	1,048	10.1%	28,596	29,840	1,244	4.2%
Income before income taxes	15,395	16,677	(1,282)	(7.7)%	17,234	38,224	(20,990)	(54.9)%
Income taxes	4,157	4,105	(52)	(1.3)%	4,851	9,175	4,324	47.1%

Net income	$11,238	$12,572	$(1,334)	(10.6)%	$12,383	$29,049	$(16,666)	(57.4)%
Net income per common share:
Basic	$1.02	$1.11	$(0.09)	(8.1)%	$1.13	$2.51	$(1.38)	(55.0)%
Diluted	$1.01	$1.08	$(0.07)	(6.5)%	$1.11	$2.44	$(1.33)	(54.5)%
Weighted average common shares outstanding:
Basic	10,977	11,302	325	2.9%	10,945	11,572	627	5.4%
Diluted	11,092	11,677	585	5.0%	11,117	11,924	807	6.8%
Return on average assets (annualized)	4.4%	4.7%			1.6%	3.9%
Return on average equity (annualized)	16.9%	17.2%			6.2%	13.4%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	3Q 20	3Q 19	$	%
Assets
Cash	$4,292	$2,044	$2,248	110.0%
Net finance receivables	1,059,554	1,067,086	(7,532)	(0.7)%
Unearned insurance premiums	(30,024)	(24,900)	(5,124)	(20.6)%
Allowance for credit losses	(144,000)	(60,900)	(83,100)	(136.5)%
Net finance receivables, less unearned insurance premiums and allowance for credit losses	885,530	981,286	(95,756)	(9.8)%
Restricted cash	58,219	43,659	14,560	33.3%
Lease assets	27,855	25,688	2,167	8.4%
Property and equipment	15,054	14,512	542	3.7%
Intangible assets	8,677	9,574	(897)	(9.4)%
Deferred tax asset	22,960	1,445	21,515	1488.9%
Other assets	14,972	7,964	7,008	88.0%
Total assets	$1,037,559	$1,086,172	$(48,613)	(4.5)%
Liabilities and Stockholders’ Equity
Liabilities:
Long-term debt	$700,139	$743,835	$(43,696)	(5.9)%
Unamortized debt issuance costs	(8,603)	(7,828)	(775)	(9.9)%
Net long-term debt	691,536	736,007	(44,471)	(6.0)%
Accounts payable and accrued expenses	43,576	25,764	17,812	69.1%
Lease liabilities	29,983	27,714	2,269	8.2%
Total liabilities	765,095	789,485	(24,390)	(3.1)%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, none issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 13,821 shares issued and 11,337 shares outstanding at September 30, 2020 and 13,513 shares issued and 11,409 shares outstanding at September 30, 2019)	1,382	1,351	31	2.3%
Additional paid-in-capital	105,866	101,682	4,184	4.1%
Retained earnings	215,290	233,146	(17,856)	(7.7)%
Treasury stock (2,484 shares at September 30, 2020 and 2,104 shares at September 30, 2019)	(50,074)	(39,492)	(10,582)	(26.8)%
Total stockholders’ equity	272,464	296,687	(24,223)	(8.2)%
Total liabilities and stockholders’ equity	$1,037,559	$1,086,172	$(48,613)	(4.5)%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Net Finance Receivables by Product
	3Q 20	2Q 20	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 19	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$382,785	$380,083	$2,702	0.7%	$453,969	$(71,184)	(15.7)%
Large loans	655,932	618,134	37,798	6.1%	574,988	80,944	14.1%
Total core loans	1,038,717	998,217	40,500	4.1%	1,028,957	9,760	0.9%
Automobile loans	4,892	6,059	(1,167)	(19.3)%	12,144	(7,252)	(59.7)%
Retail loans	15,945	18,359	(2,414)	(13.1)%	25,985	(10,040)	(38.6)%
Total net finance receivables	$1,059,554	$1,022,635	$36,919	3.6%	$1,067,086	$(7,532)	(0.7)%
Number of branches at period end	368	368	—	0.0%	358	10	2.8%
Average net finance receivables per branch	$2,879	$2,779	$100	3.6%	$2,981	$(102)	(3.4)%

	Averages and Yields
	3Q 20		2Q 20		3Q 19
	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)
Small loans	$377,390	37.7%	$404,019	36.2%	$446,621	38.4%
Large loans	632,106	28.3%	618,860	27.3%	546,582	28.1%
Automobile loans	5,492	13.5%	6,820	14.8%	13,834	14.9%
Retail loans	17,145	18.9%	20,114	18.0%	26,902	19.1%
Total interest and fee yield	$1,032,133	31.5%	$1,049,813	30.5%	$1,033,939	32.1%
Total revenue yield	$1,032,133	35.1%	$1,049,813	34.2%	$1,033,939	35.5%

	Components of Decrease in Interest and Fee Income
	3Q 20 Compared to 3Q 19
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$(6,646)	$(724)	$113	$(7,257)
Large loans	6,011	233	37	6,281
Automobile loans	(312)	(48)	29	(331)
Retail loans	(466)	(16)	6	(476)
Product mix	1,268	(1,086)	(182)	—
Total decrease in interest and fee income	$(145)	$(1,641)	$3	$(1,783)

	Net Loans Originated (1) (2)
	3Q 20	2Q 20	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 19	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$144,132	$79,265	$64,867	81.8%	$177,629	$(33,497)	(18.9)%
Large loans	162,120	90,980	71,140	78.2%	166,835	(4,715)	(2.8)%
Retail loans	1,835	1,907	(72)	(3.8)%	4,421	(2,586)	(58.5)%
Total net loans originated	$308,087	$172,152	$135,935	79.0%	$348,885	$(40,798)	(11.7)%
(1)	Represents the balance of loan origination and refinancing net of unearned finance charges.
(2)	The company ceased originating automobile loans in November 2017.

	Other Key Metrics
	3Q 20	2Q 20	3Q 19
Net credit losses	$20,089	$27,899	$20,815
Percentage of average net finance receivables (annualized)	7.8%	10.6%	8.1%
Provision for loan losses (1)	$22,089	$27,499	$24,515
Percentage of average net finance receivables (annualized)	8.6%	10.5%	9.5%
Percentage of total revenue	24.4%	30.6%	26.7%
General and administrative expenses (2)	$43,754	$41,525	$40,167
Percentage of average net finance receivables (annualized)	17.0%	15.8%	15.5%
Percentage of total revenue	48.3%	46.2%	43.8%
Same store results (3):
Net finance receivables at period-end	$1,049,327	$1,016,776	$1,053,166
Net finance receivable growth rate	(1.5)%	2.2%	17.1%
Number of branches in calculation	347	349	332
(1)	Includes COVID-19 pandemic impacts to provision for credit losses of $(1,500) and $9,500 for 3Q 20 and 2Q 20, respectively.
(2)	Includes non-operating severance costs of $778 for 3Q 20.
(3)	Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency by Aging
	3Q 20		2Q 20		3Q 19
Allowance for credit losses (1)	$144,000	13.6%	$142,000	13.9%	$60,900	5.7%
Current	929,778	87.8%	896,928	87.8%	896,051	83.9%
1 to 29 days past due	79,838	7.5%	76,172	7.4%	102,120	9.6%
Delinquent accounts:
30 to 59 days	16,105	1.5%	15,277	1.4%	23,058	2.2%
60 to 89 days	11,014	1.0%	9,764	1.0%	16,240	1.5%
90 to 119 days	8,375	0.8%	7,014	0.7%	11,797	1.1%
120 to 149 days	7,967	0.8%	8,081	0.8%	9,728	0.9%
150 to 179 days	6,477	0.6%	9,399	0.9%	8,092	0.8%
Total contractual delinquency	$49,938	4.7%	$49,535	4.8%	$68,915	6.5%
Total net finance receivables	$1,059,554	100.0%	$1,022,635	100.0%	$1,067,086	100.0%
1 day and over past due	$129,776	12.2%	$125,707	12.2%	$171,035	16.1%

	Contractual Delinquency by Product
	3Q 20		2Q 20		3Q 19
Small loans	$22,904	6.0%	$24,465	6.4%	$36,719	8.1%
Large loans	25,489	3.9%	23,660	3.8%	28,852	5.0%
Automobile loans	337	6.9%	291	4.8%	1,153	9.5%
Retail loans	1,208	7.6%	1,119	6.1%	2,191	8.4%
Total contractual delinquency	$49,938	4.7%	$49,535	4.8%	$68,915	6.5%
(1)	Includes incremental COVID-19 allowance for credit losses of $31,900 and $33,400 in 3Q 20 and 2Q 20, respectively.

	Income Statement Quarterly Trend
	3Q 19	4Q 19	1Q 20	2Q 20	3Q 20	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$83,089	$87,784	$86,997	$80,067	$81,306	$1,239	$(1,783)
Insurance income, net	5,087	6,551	5,949	7,650	6,861	(789)	1,774
Other income	3,531	3,649	3,128	2,133	2,371	238	(1,160)
Total revenue	91,707	97,984	96,074	89,850	90,538	688	(1,169)
Expenses
Provision for credit losses	24,515	26,039	49,522	27,499	22,089	5,410	2,426
Personnel	23,791	25,305	29,511	26,863	26,207	656	(2,416)
Occupancy	6,367	5,876	5,771	6,253	6,851	(598)	(484)
Marketing	2,397	1,897	1,686	1,438	3,249	(1,811)	(852)
Other	7,612	7,813	9,275	6,971	7,447	(476)	165
Total general and administrative	40,167	40,891	46,243	41,525	43,754	(2,229)	(3,587)
Interest expense	10,348	10,285	10,159	9,137	9,300	(163)	1,048
Income (loss) before income taxes	16,677	20,769	(9,850)	11,689	15,395	3,706	(1,282)
Income taxes	4,105	5,086	(3,525)	4,219	4,157	62	(52)
Net income (loss)	$12,572	$15,683	$(6,325)	$7,470	$11,238	$3,768	$(1,334)
Net income (loss) per common share:
Basic	$1.11	$1.44	$(0.58)	$0.68	$1.02	$0.34	$(0.09)
Diluted	$1.08	$1.38	$(0.56)	$0.68	$1.01	$0.33	$(0.07)
Weighted-average shares outstanding:
Basic	11,302	10,893	10,897	10,962	10,977	(15)	325
Diluted	11,677	11,327	11,253	11,013	11,092	(79)	585
Net interest margin	$81,359	$87,699	$85,915	$80,713	$81,238	$525	$(121)
Net credit margin	$56,844	$61,660	$36,393	$53,214	$59,149	$5,935	$2,305

	Balance Sheet Quarterly Trend
	3Q 19	4Q 19	1Q 20	2Q 20	3Q 20	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$1,086,172	$1,158,540	$1,078,890	$1,000,225	$1,037,559	$37,334	$(48,613)
Net finance receivables	$1,067,086	$1,133,404	$1,102,285	$1,022,635	$1,059,554	$36,919	$(7,532)
Allowance for credit losses	$60,900	$62,200	$142,400	$142,000	$144,000	$2,000	$83,100
Long-term debt	$743,835	$808,218	$777,847	$683,865	$700,139	$16,274	$(43,696)

	Other Key Metrics Quarterly Trend
	3Q 19	4Q 19	1Q 20	2Q 20	3Q 20	QoQ Inc (Dec)	YoY Inc (Dec)
Interest and fee yield (annualized)	32.1%	32.0%	31.0%	30.5%	31.5%	1.0%	(0.6)%
Efficiency ratio (1)	43.8%	41.7%	48.1%	46.2%	48.3%	2.1%	4.5%
Operating expense ratio (2)	15.5%	14.9%	16.5%	15.8%	17.0%	1.2%	1.5%
30+ contractual delinquency	6.5%	7.0%	6.6%	4.8%	4.7%	(0.1)%	(1.8)%
Net credit loss ratio (3)	8.1%	9.0%	10.5%	10.6%	7.8%	(2.8)%	(0.3)%
Book value per share	$26.00	$27.49	$22.49	$23.11	$24.03	$0.92	$(1.97)
(1)	General and administrative expenses as a percentage of total revenue.
(2)	Annualized general and administrative expenses as a percentage of average net finance receivables.
(3)	Annualized net credit losses as a percentage of average net finance receivables.

	Averages and Yields
	YTD 20		YTD 19
	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)
Small loans	$413,051	36.9%	$436,432	38.1%
Large loans	628,173	27.7%	494,880	27.6%
Automobile loans	6,971	13.9%	18,327	14.8%
Retail loans	20,094	18.2%	28,568	18.8%
Total interest and fee yield	$1,068,289	31.0%	$978,207	31.8%
Total revenue yield	$1,068,289	34.5%	$978,207	35.1%

	Components of Increase in Interest and Fee Income
	YTD 20 Compared to YTD 19
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$(6,682)	$(3,982)	$213	$(10,451)
Large loans	27,631	317	85	28,033
Automobile loans	(1,260)	(117)	72	(1,305)
Retail loans	(1,197)	(135)	40	(1,292)
Product mix	3,000	(2,041)	(959)	—
Total increase in interest and fee income	$21,492	$(5,958)	$(549)	$14,985

	Net Loans Originated (1) (2)
	YTD 20	YTD 19	YTD $ Inc (Dec)	YTD % Inc (Dec)
Small loans	$343,421	$481,314	$(137,893)	(28.6)%
Large loans	358,748	420,276	(61,528)	(14.6)%
Retail loans	7,315	15,797	(8,482)	(53.7)%
Total net loans originated	$709,484	$917,387	$(207,903)	(22.7)%
(1)	Represents the balance of loan origination and refinancing net of unearned finance charges.
(2)	The company ceased originating automobile loans in November 2017.

	Other Key Metrics
	YTD 20	YTD 19
Net credit losses	$77,410	$70,972
Percentage of average net finance receivables (annualized)	9.7%	9.7%
Provision for loan losses (1)	$99,110	$73,572
Percentage of average net finance receivables (annualized)	12.4%	10.0%
Percentage of total revenue	35.8%	28.5%
General and administrative expenses (2) (3) (4)	$131,522	$116,093
Percentage of average net finance receivables (annualized)	16.4%	15.8%
Percentage of total revenue	47.6%	45.0%
(1)	Includes COVID-19 pandemic impacts to provision for credit losses of $31,900 for YTD 20.
(2)	Includes non-operating executive transition costs of $3,066 for YTD 20.
(3)	Includes non-operating loan management system outage costs of $720 for YTD 20.
(4)	Includes non-operating severance costs of $778 for YTD 20.

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following tables provide a reconciliation of GAAP measures to non-GAAP measures.

	3Q 20
Long-term debt	$700,139
Total stockholders' equity	272,464
Less: Intangible assets	8,677
Tangible equity (non-GAAP)	$263,787
Funded debt-to-equity ratio	2.6	x
Funded debt-to-tangible equity ratio (non-GAAP)	2.7	x